Item 77C - Scudder Global High Income Fund,
Inc.

Registrant incorporates by reference its Proxy Statement dated September 29, 2005, filed on September 30, 2005
(Accession No. 0000950123-05-011677).

Stockholder Meeting Results:

The Annual Meeting of Stockholders (the "Meeting") of
Scudder Global High Income Fund, Inc. (the "fund")
was held on October 31, 2005, at the offices of Deutsche
Investment Management Americas Inc. (part of Deutsche
Asset Management), 280 Park Avenue, New York, NY
10017. At the Meeting, the following matters were voted
upon by the stockholders (the resulting votes are
presented below).
1.	To elect thirteen Directors of the fund to hold office
for a term of three years, or until their respective successors shall have been duly elected and qualified:


Number of Votes:
Directors
For
Withheld
Henry P. Becton, Jr.
5,850,229
240,519
Richard R. Burt
5,700,667
390,081
Dawn-Marie Driscoll
5,851,890
238,858
Martin J. Gruber
5,853,486
237,262
Keith R. Fox
5,848,300
242,448
Kenneth C. Froewiss
5,859,028
231,720
Richard J. Herring
5,852,274
238,474
Philip Saunders, Jr.
5,845,208
245,540
Graham E. Jones
5,844,239
246,509
Rebecca W. Rimel
5,849,051
241,697
William N. Searcy
5,850,805
239,943
Jean Gleason Stromberg
5,855,484
235,264
Carl W. Vogt
5,848,120
242,628

2.	To approve an Amended and Restated Investment
Advisory, Management and Administration
Agreement between the fund and Deutsche
Investment Management Americas Inc.

Number of Votes:
For
Against
Abstain
4,282,785
196,797
174,182

3.	To Approve a new Investment Sub-Advisory
Agreement with respect to the fund between Deutsche
Investment Management Americas Inc. and Aberdeen
Asset Management Investment Services Limited.

Number of Votes:
For
Against
Abstain
4,262,969
209,391
181,402





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